Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 of our report dated March 22, 2012, relating to the financial statements and financial statement schedules of Corporate Property Associates 17 — Global Incorporated, which appears in Corporate Property Associates 17 — Global Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 13, 2012